EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES NET INCOME FOR THE
THREE MONTHS ENDED MARCH 31, 2015
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (April 30, 2015) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months ended March 31, 2015.

Southside reported net income of $9.4 million for the three months ended March 31, 2015, an increase of $1.2 million, or 14.0%, when compared to $8.2 million for the same period in 2014. Diluted earnings per common share were $0.37 and $0.41 for the three months ended March 31, 2015 and 2014, respectively, a decrease of $0.04, or 9.8%.

The return on average shareholders’ equity for the three months ended March 31, 2015 was 8.79%, compared to 12.44% for the same period in 2014.  The return on average assets was 0.79% for the three months ended March 31, 2015 when compared to 0.96% for the same period in 2014.

“During the first quarter ended March 31, 2015 our net income increased 14% to $9.4 million,” stated Sam Dawson, President and Chief Executive Officer of Southside Bancshares, Inc. “Our net interest margin improved on a linked quarter basis to 3.50% from 3.42% for the three months ended December 31, 2014. Partially offsetting what was a positive first quarter, our provision for loan loss was higher than anticipated due primarily to a large credit being placed on nonaccrual with a large loan loss reserve.”

“We successfully completed most of the critical integration projects related to our acquisition of OmniAmerican Bancorp, Inc. (“OABC”) in the fourth quarter of 2014, including the conversion of the core computer system in March 2015. With most of these projects now complete, we expect to realize meaningful cost savings beginning in the second quarter.”

“Total loans decreased $6.5 million during the quarter as a result of the continued roll off of the indirect automobile loan portfolio, which decreased $29 million, and payoffs in our construction and municipal loan portfolios. These were partially offset by a $17 million increase in commercial real estate loans and a $14 million increase in commercial loans. Based on loans funded in April and activity in our pipeline, we continue to anticipate healthy overall net loan growth during the remainder of 2015.”

Loans and Deposits

For the three months ended March 31, 2015, total loans decreased by $6.5 million, or 0.3%, when compared to December 31, 2014.  During the three months ended March 31, 2015, other real estate loans increased $17.3 million, commercial loans increased $14.1 million, 1-4 family real estate loans increased $2.7 million, municipal loans decreased $4.7 million, construction loans decreased $6.3 million and loans to individuals decreased $29.5 million.

Nonperforming assets increased during the first three months of 2015 by $15.5 million, or 126.1%%, to $27.8 million, or 0.59% of total assets, when compared to 0.26% at December 31, 2014 primarily due to the downgrade of one large commercial borrowing relationship to impaired status.

During the three months ended March 31, 2015, the allowance for loan losses increased $3.6 million, or 27.3%, to $16.9 million, or 0.8% of total loans, when compared to 0.6% at December 31, 2014, as a result of the additional provision associated with the increase of impaired loans. The allowance for loan losses as a percentage of total loans decreased from the comparable period in 2014 from 1.37%, as a result of the loans acquired in connection with the OABC acquisition measured at fair value at the acquisition date with no carryover of the allowance for loan loss and the sale of the loans purchased by Southside Financial Group, Inc., both of which occurred in the fourth quarter of 2014.

During the three months ended March 31, 2015, deposits, net of brokered deposits, increased $120.9 million, or 3.6%, compared to December 31, 2014. During this three-month period, public fund deposits increased $103.3 million.

Net Interest Income for the Three Months

Net interest income increased $5.9 million, or 21.1%, to $33.8 million for the three months ended March 31, 2015, when compared to $27.9 million for the same period in 2014. The increase in net interest income was primarily the result of the increase in interest income of $6.4 million, compared to the same period in 2014. For the three months ended March 31, 2015, our net interest spread decreased to 3.42%, compared to 3.80% for the same period in 2014.  The net interest margin decreased to 3.50% for the three months ended March 31, 2015, compared to 3.93% for the same period in 2014.  The net interest spread and margin each decreased as a result of the decrease in the yield on interest-earning assets, which more than offset the decrease in the yield on interest-bearing liabilities compared to the same period in 2014.

Net Income for the Three Months

Net income increased $1.2 million, or 14.0%, for the three months ended March 31, 2015, to $9.4 million when compared to the same period in 2014. The increase was primarily the result of an increase in interest income of $6.4 million combined with an increase in noninterest income of $5.2 million, which were partially offset by a $9.5 million increase in noninterest expense and a $744,000 increase in income tax expense.

Noninterest expense increased $9.5 million, or 47.2%, for the three months ended March 31, 2015, compared to the same period in 2014, primarily due to increases in salaries and employee benefits expense, occupancy expense, ATM and debit card expense, software and data processing expense and other noninterest expense.

About Southside Bancshares, Inc.

Southside Bancshares, Inc. is a bank holding company with approximately $4.7 billion in assets that owns 100% of Southside Bank.  Southside Bank currently has 64 banking centers in Texas and operates a network of 70 ATMs.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Deborah Wilkinson at (817) 367-4962, or deborah.wilkinson@southside.com.

Forward-Looking Statements

Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company, may be considered to be “forward-looking statements” within the meaning of and subject to the protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions, estimates, intentions and future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan growth, merger-related integration cost savings, earnings and certain market risk disclosures, including the impact of interest rate and other economic uncertainty, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.

Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 under “Forward-Looking Information” and Item 1A. “Risk Factors,” and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	At March 31, 2015	At December 31, 2014	At March 31, 2014

	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period):

Total assets	$4,732,393	$4,807,261	$3,434,344
Loans	2,174,614	2,181,133	1,370,393
Allowance for loan losses	16,926	13,292	18,787
Loans held for sale	4,096	2,899	207
Mortgage-backed securities:
Available for sale, at estimated fair value	1,140,140	1,142,002	915,061
Held to maturity, at carrying value	249,430	253,496	265,627
Investment securities:
Available for sale, at estimated fair value	293,735	306,706	259,662
Held to maturity, at carrying value	388,106	388,823	390,889
Federal Home Loan Bank stock, at cost	39,978	39,942	27,331
Deposits	3,495,340	3,374,417	2,546,843
Long-term obligations	609,856	660,363	566,871
Shareholders' equity	434,814	425,243	271,393
Nonperforming assets	27,764	12,277	10,889
Nonaccrual loans	20,823	4,096	5,869
Accruing loans past due more than 90 days	1	4	—
Restructured loans	5,782	5,874	4,090
Other real estate owned	985	1,738	476
Repossessed assets	173	565	454

Asset Quality Ratios:
Nonaccruing loans to total loans	0.96%	0.19%	0.43%
Allowance for loan losses to nonaccruing loans	81.29	324.51	320.11
Allowance for loan losses to nonperforming assets	60.96	108.27	172.53
Allowance for loan losses to total loans	0.78	0.61	1.37
Nonperforming assets to total assets	0.59	0.26	0.32
Net charge-offs to average loans	0.04	1.44	1.26

Capital Ratios:
Shareholders’ equity to total assets	9.19	8.85	7.90
Average shareholders’ equity to average total assets	8.98	8.27	7.70

Loan Portfolio Composition
The following table sets forth loan totals by category for the periods presented:

	At March 31, 2015	At December 31, 2014	At March 31, 2014
	(in thousands)
	(unaudited)
Real Estate Loans:
Construction	$237,236	$243,486	$135,237
1-4 Family Residential	691,955	689,288	395,809
Other	502,476	485,226	272,868
Commercial Loans	249,407	235,356	154,524
Municipal Loans	252,756	257,492	240,114
Loans to Individuals	240,784	270,285	171,841
Total Loans	$2,174,614	$2,181,133	$1,370,393

	At or For the Three Months Ended March 31,
	2015	2014
	(dollars in thousands)
	(unaudited)
Selected Operating Data:
Total interest income	$38,607	$32,239
Total interest expense	4,816	4,347
Net interest income	33,791	27,892
Provision for loan losses	3,848	4,133
Net interest income after provision for loan losses	29,943	23,759
Noninterest income
Deposit services	4,989	3,638
Net gain on sale of securities available for sale	2,476	11
Gain on sale of loans	377	80
Trust income	893	780
Bank owned life insurance income	669	314
Other	1,644	983
Total noninterest income	11,048	5,806
Noninterest expense
Salaries and employee benefits	18,199	13,102
Occupancy expense	3,459	1,754
Advertising, travel & entertainment	657	543
ATM and debit card expense	679	317
Professional fees	742	927
Software and data processing expense	1,031	501
Telephone and communications	469	278
FDIC insurance	638	448
Other	3,835	2,312
Total noninterest expense	29,709	20,182
Income before income tax expense	11,282	9,383
Income tax expense	1,903	1,159
Net income	$9,379	$8,224

Common share data:
Weighted-average basic shares outstanding	25,322	19,761
Weighted-average diluted shares outstanding	25,403	19,850
Net income per common share
Basic	$0.37	$0.41
Diluted	0.37	0.41
Book value per common share	17.17	13.73
Cash dividend paid per common share	0.23	0.21

	At or For the Three Months Ended March 31,
	2015	2014
	(unaudited)
Selected Performance Ratios:
Return on average assets	0.79%	0.96%
Return on average shareholders’ equity	8.79	12.44
Average yield on interest earning assets	3.95	4.46
Average yield on interest bearing liabilities	0.53	0.66
Net interest spread	3.42	3.80
Net interest margin	3.50	3.93
Average interest earnings assets to average interest bearing liabilities	118.36	123.66
Noninterest expense to average total assets	2.50	2.35
Efficiency ratio	62.07	53.30

RESULTS OF OPERATIONS

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities.

		AVERAGE BALANCES AND YIELDS
			(dollars in thousands)
			(unaudited)
			Three Months Ended
	March 31, 2015			March 31, 2014
	AVG		AVG	AVG		AVG
	BALANCE	INTEREST	YIELD	BALANCE	INTEREST	YIELD
ASSETS
INTEREST EARNING ASSETS:
Loans (1)(2)	$2,189,163	$24,938	4.62%	$1,364,571	$19,375	5.76%
Loans Held For Sale	1,987	28	5.71%	425	5	4.77%
Securities:
Investment Securities (Taxable) (4)	49,437	237	1.94%	26,436	123	1.89%
Investment Securities (Tax-Exempt)(3)(4)	645,231	8,834	5.55%	643,343	8,842	5.57%
Mortgage-backed Securities (4)	1,392,606	8,462	2.46%	1,148,259	7,682	2.71%
Total Securities	2,087,274	17,533	3.41%	1,818,038	16,647	3.71%
FHLB stock and other investments, at cost	43,886	93	0.86%	31,619	70	0.90%
Interest Earning Deposits	58,576	34	0.24%	69,392	43	0.25%
Total Interest Earning Assets	4,380,886	42,626	3.95%	3,284,045	36,140	4.46%
NONINTEREST EARNING ASSETS:
Cash and Due From Banks	57,367			45,991
Bank Premises and Equipment	112,635			52,286
Other Assets	282,421			121,102
Less: Allowance for Loan Loss	(13,625)			(18,648)
Total Assets	$4,819,684			$3,484,776
LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST BEARING LIABILITIES:
Savings Deposits	$229,946	53	0.09%	$111,687	35	0.13%
Time Deposits	863,477	1,362	0.64%	637,546	1,163	0.74%
Interest Bearing Demand Deposits	1,699,225	1,114	0.27%	1,255,678	918	0.30%
Total Interest Bearing Deposits	2,792,648	2,529	0.37%	2,004,911	2,116	0.43%
Short-term Interest Bearing Liabilities	272,302	142	0.21%	89,440	71	0.32%
Long-term Interest Bearing Liabilities – FHLB Dallas	576,199	1,792	1.26%	501,066	1,808	1.46%
Long-term Debt (5)	60,311	353	2.37%	60,311	352	2.37%
Total Interest Bearing Liabilities	3,701,460	4,816	0.53%	2,655,728	4,347	0.66%
NONINTEREST BEARING LIABILITIES:
Demand Deposits	645,573			535,349
Other Liabilities	40,058			25,540
Total Liabilities	4,387,091			3,216,617
SHAREHOLDERS’ EQUITY	432,593			268,159
Total Liabilities and Shareholders’ Equity	$4,819,684			$3,484,776
NET INTEREST INCOME		$37,810			$31,793
NET INTEREST MARGIN ON AVERAGE EARNING ASSETS			3.50%			3.93%
NET INTEREST SPREAD			3.42%			3.80%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	Interest income includes taxable-equivalent adjustments of $1,050 and $1,017 for the three months ended March 31, 2015 and 2014, respectively.

(3)	Interest income includes taxable-equivalent adjustments of $2,969 and $2,884 for the three months ended March 31, 2015 and 2014, respectively.

(4)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

(5)	Represents the issuance of junior subordinated debentures.

Note: As of March 31, 2015 and 2014, loans on nonaccrual status totaled $20,823 and $5,869, respectively. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.